David E. Coffey C.P.A.

6767 West Tropicana, Suite 216

Las Vegas, Nevada  89103

Beeston Enterprises

Las Vegas, Nevada

            This letter wil acknowledge my agreement to include or refer to the financial statements which I have audited for the cumulative periods ended December 31, 2002 and March 31, 2003, in the filing of the SB-2 dated August 15, 2003 with the Securities and Exchange Commission.

Sincerely,

/s/ David E. Coffey C.P.A.

David E. Coffey C.P.A.

August 15, 2003